Exhibit No. 21.1

SUBSIDIARIES OF REGISTRANT

As of November 19, 2014, the Company has the following subsidiaries:

1.Asia Diamond Exchange, Inc., a Wyoming corporation

Percentage of ownership: 100%

Business activity: holding company for the Asia Diamond Exchange to be established in Vietnam.

2. Philux Global Funds SCA, SICAV-RAIF, a Luxembourg corporation

Percentage of ownership: 100%

Business activity: Luxembourg bank master fund.

3. PHI Luxembourg Development SA, a Luxembourg corporation

Percentage of ownership: 100% owned by PHI Group, Inc.

Business activity: mother holding company for Luxembourg bank funds.

4. PHI Luxembourg Holding SA, a Luxembourg corporation

Percentage of ownership: 100% owned by PHI Luxembourg Development SA.

Business activity: holding company for participating shares in sub-funds of PHILUX Global Funds.

5. Philux Global General Partner SA, a Luxembourg corporation

Percentage of ownership: 100%

Business activity: holding management shares in PHILUX Global Funds.

6. Philux Capital Advisors, Inc., a Wyoming corporation

Percentage of ownership: 100%

Business activity: M&A consulting services.

7. Philux Global Advisors, Inc., a Wyoming corporation.

Percentage of ownership: 100%

Business activity: Investment advisory services (startup)

8. Philux Global Healthcare, Inc., a Wyoming corporation

Percentage of ownership: 100%

Business activity: medical and healthcare business (startup).

9. Philux Global Energy Inc., a Wyoming corporation

Percentage of ownership: 100%

Business activity: holding company for prospective energy portfolio.

10. Philux Global Vietnam Investment & Development Co., Ltd., a Vietnamese limited liability company

Percentage of ownership: 100%

Business activity: direct investments, consulting services.